                        AIRCRAFT PARTS PURCHASE AGREEMENT

     THIS AIRCRAFT PARTS PURCHASE AGREEMENT, is entered into as of this 16th day of May, 1996 between PAXFORD INT'L, INC., (the "Seller"), and International Airline Support Group, Inc. (the "Buyer");

                                    RECITALS:

     Seller has purchased an inventory of aircraft parts, identified on the 18 page Parts Inventory and related Records (the "Parts"), attached to this Agreement as Exhibit "A," less Excluded Parts AND RELATED RECORDS identified on the attached Exhibit "B," from Pt. Garuda Indonesia a/k/a/ Garuda Airlines (the "Airline").

     Buyer desires to purchase from Seller and Seller desires to sell to Buyer certain of such Parts upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows.

Section 1.  Purchase of Aircraft Parts.

        1.1 PURCHASED PARTS. Subject to the terms and conditions of this Agreement, Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest in and to the Parts less the Excluded Parts and related records, together with all overhaul and maintenance records related thereto that are available from the Airline (the "Records").

        1.2 DISCLAIMER OF WARRANTIES. THE PARTS AND THE RECORDS ARE BEING SOLD TO BUYER "AS IS" AND "WITH ALL FAULTS," AND THE BUYER ACKNOWLEDGES THAT NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE ARE TO BE IMPLIED IN THIS TRANSACTION.

        1.3 BILL OF SALE. Seller will deliver to Buyer a bill of sale, substantially in the form of Exhibit "C" to this Agreement, with respect to the Parts upon payment of all sums due hereunder. Subject to Section 2.5, until such time as all payments due hereunder have been made, in full, Seller shall retain title to the Parts. Seller shall from time to time, at Buyer's request and expense, execute and deliver to Buyer such additional instruments of transfer, conveyance and assignment as Buyer may request to evidence more effectively the transfer, conveyance and assignment of the Parts and the Records to Buyer.

Section 2.  Purchase Price.

        2.1 PURCHASE PRICE. Buyer hereby agrees to pay or deliver to Seller the following as full and final payment of the purchase price (the "Purchase Price") for the Parts (other than the Excluded Parts):

               (a) The sum of One Million United States Dollars ($1,000,000) which is now on deposit in escrow with King & Spalding in Atlanta, GA ("Escrow Agent").

               (b) The additional sum of Three Hundred Thousand Dollars ($300,000) upon execution of this Agreement.

               (c) The additional sum of Three Hundred Fifty Thousand Dollars ($350,000) immediately upon U.S. Customs clearance.

               (d) The additional sum of Three Hundred Fifty Thousand Dollars ($350,000) thirty (30) days after U.S. Customs clearance.

               (e) Title, naming the Buyer as the Seller and the Seller as the Buyer in the form of a commercial bill of sale, to a ship set of DC9 Stage II nose cowls and thrust reversers currently in the possession of Seller. Such bill of sale to be delivered to the Seller upon execution of this Agreement at which time title will pass to Seller.

               (f) Title, naming the Buyer as the Seller and the Seller as the Buyer in the form of a commercial bill of sale, to a second ship set of serviceable DC9 Stage II nose cowls and thrust reversers currently in the possession of Buyer. Title and possession to the second ship set to pass on closing. Buyer will release the ship set to Seller at its Miami warehouse on Sellers demand. Such nose cowls and thrust reversers will be delivered FOB the Buyers Miami facility at such time as Seller shall specify.

               (g) All of the above referred to collectively as the "Purchase Price."

               (h) All payments due hereunder to Seller shall be in U.S. dollars, made by wire transfer of immediately available funds and shall be made to the following account:

                         Bank           Marine Midland Bank
                                        Scarsdale Branch
                                        24 Chase Road, Scarsdale, NY
                         ABA Number     021001088

                         Account Name   Paxford Int'l Inc.
                         Account Number 537467688

        2.2    ESCROW.

               (a) Buyer has deposited with the Escrow Agent the sum of One Million Dollars ($1,000,000.00) USD and has instructed the Escrow Agent to disburse such funds to Seller upon receipt of notice of Buyer's acceptance of the Parts as evidenced by the Certificate of Inspection and Acceptance of the Parts substantially in the form of Exhibit "D."

               (b) Seller will preposition a commercial bill of sale for the Parts with its attorney Myron H. Budnick in Miami, FL to be released to the Buyer upon receipt by Seller of all the escrowed items set out above and payment in full of the purchase price.

        2.3 CLOSING DATE. The Closing, unless the parties agree to extend the time for closing, shall occur not later than close of business EDT on May 16, 1996 (the "Closing Date"), following the execution of this Agreement and by the Buyer executing the Certificate of Inspection and Acceptance of the Parts, which Certificate of Inspection and Acceptance shall be substantially in the form attached as Exhibit "D" to this Agreement.

        2.4    RELATED TRANSACTIONS.

               (a) Provided that the Buyer shall have made all of the payments due to the Seller pursuant to this Agreement and there is no uncured default in payment of amounts due Seller pursuant to this Agreement, Buyer shall have the right to purchase, for cash, from Seller two (2) ship sets of DC9 Stage II Nose Cowls and Thrust Reversers for a period of ninety (90) days from the date of U.S. Customs Clearance of this Agreement for the sum of US $300,000 per ship set.

               (b) Buyer shall arrange for the shipment of all of the Parts and the Excluded Parts to Miami, at Buyers sole cost, in the name of the Seller.

               (c) Seller shall use reasonable efforts to assist Buyer to obtain any overhaul and/or maintenance records in the possession of the Airline, but not delivered to Buyer on the Closing Date. Buyer will shall reimburse Seller for all reasonable out of pocket expenses incurred in so assisting the Buyer.

        2.5 SALE OF PARTS. Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall have the right to sell the Parts (together with related records), in the ordinary course of business, to unrelated third parties. Further, Seller agrees that title to any Parts

(together with related records) sold by Buyer in accordance with the preceding sentence shall pass upon such sale to the purchaser of the Parts (together with related records) without further action by Seller or Buyer. So long as there is no uncured default in the payments of amounts due Seller pursuant to this Agreement, buyer shall be entitled to retain the proceeds of all sales of the Parts. Following the occurrence of a default in payments due to Seller pursuant to this Agreement that remains uncured for the applicable grace period, all cash received by the Buyer from the sale of Parts shall be promptly remitted by the Buyer to the Seller and all such cash and other proceeds of the sales of Parts shall be held by the Buyer in trust for the benefit of the Seller until the same is remitted to the Seller.

Section 3.  Delivery and Inspection.

        3.1 INSPECTION. Seller has made the Parts and Records available to the Buyer for Inspection at the Airline Facility in Jakarta, Indonesia. Buyer shall have completed inspection and execute the Certificate of Inspection and Acceptance concurrent with the execution of this Agreement.

        3.2 DELIVERY. Seller will provide to Buyer the necessary Indonesian Tax and Customs clearance. Seller will deliver the Parts including the Excluded Parts to a shipper selected by the Buyer at the Airline facilities in Jakarta, Indonesia after receipt by Seller of the escrowed funds, additional payments due on execution and the bills of sale due to Seller hereunder.

        3.3 TITLE, RISK OF LOSS. Title to the Parts (other than the Excluded parts) and Records shall pass to Buyer upon full payment of all sums due hereunder. However, Buyer shall bear all risk of loss or damage to the Parts and Records during shipment from the Airline's facility in Jakarta, Indonesia to Miami, Florida from and after Delivery to Buyer shipping agent.

        3.4 EXCLUDED PARTS. Buyer shall at its expense pack and ship the Excluded Parts to Miami, Florida as part of the consideration for the purchase of the Parts. Title AND RISK OF LOSS of the Excluded Parts shall remain with the Seller at all times.

Section 4.  Representations and Warranties of Seller.

        Seller hereby represents, warrants, covenants and agrees to and with Buyer as follows:

        4.1 DUE INCORPORATION AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

        4.2 AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. Seller has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully Seller's obligations under this Agreement. Seller's execution of this Agreement and the consummation of the transactions contemplated by this Agreement have been approved by Seller's directors and shareholders. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against the Seller in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and the performance by Seller of this Agreement in accordance with its terms and conditions will not, conflict with or result in the breach or violation of any of the terms or conditions of; or constitute (or with notice or lapse of time or both would not constitute) a default under: (i) the Articles of Incorporation or Bylaws or Seller, (ii) any material instrument, contract or other agreement to which Seller is a party or by or to which it or any of its assets or properties are bound or subject; (iii) any statute or any regulation, order, judgment or decree of any court or governmental or regulatory body; or (iv) any license or permit material to or necessary for the conduct of the business of Seller.

        4.3 TITLE AND LIENS. Seller has or will have, and will convey to Buyer upon full payment, good and marketable title to the Parts and Records free and clear or any pledge, lien, security interest, restriction or other encumbrance of any nature whatsoever (except for tax liens relating to taxes not yet due and payable) arising from or through the Seller.

        4.4 LITIGATION. Seller is not aware of any litigation or judicial, administrative or arbitration proceeding relating to the Parts, the manner in which they were sold to Seller or the transactions contemplated by this Agreement.

        4.5 CONSENTS. No consent of any third party is necessary in connection with the execution of this Agreement by Seller or the Consummation by Seller of the transactions contemplated hereby.

        4.6 GOVERNMENTAL COMPLIANCE. Seller is in full compliance with all applicable laws, rules, regulations and orders applicable to its purchase of the Parts and Records and its resale of the Parts and Records to Buyer.

        4.7 TAXES, EXPORT FEES, CUSTOM DUTIES. All taxes, export fees and custom duties due to Indonesian authorities and payable with respect to the Parts and Records in connection with the Seller's purchase of the Parts and Records from the Airline, export of the Parts and Records from Indonesia and resale of the Parts and Records to Buyer in Indonesia have been or will be fully satisfied at the time of Delivery to Buyers shipping agent.

        4.8 BROKERS OR FINDERS. Seller is aware of the provisions of the Foreign Corrupt Practices Act of 1977 and has instructed any broker, finder or agent retained by Seller in connection with Seller's purchase of the Parts and Records from the Airline to refrain from any conduct that would constitute a violation of the Act. Seller has paid, or will pay promptly when due, all amounts due to any broker, finder or agent retained by Seller for any brokerage fees, finders' fees or other like commissions with respect to the transactions contemplated by this Agreement. No such broker, finder or agent has or will have any lien against the Parts or Records with respect to any such brokerage fee, finders fee or other like commission.

Section 5.  Representations and Warranties of Buyer.

        Buyer hereby represents, warrants, covenants and agrees to and with Seller as follows:

        5.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        5.2 AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. Buyer has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer enforceable in accordance with its terms.

        5.3 BROKERS' OR FINDERS' FEES. Buyer has not incurred any liability to any broker, finder or agent for any brokerage fees, finders' fees or other like commissions with respect to the transactions contemplated by this Agreement. Buyer is aware of the provisions of the Foreign Corrupt Practices Act of 1977 and has instructed any broker, finder or agent retained by Buyer in connection with the purchase of the Parts from the Seller to refrain from any conduct that would constitute a violation of the Act.

        5.4 INSURANCE. Buyer has obtained, or will obtain, and has paid, or will pay, all applicable premiums for marine insurance covering the Parts and Records, excluding the Excluded Parts, at Buyer's sole cost. Seller shall be named as an insured showing that Seller retains title to the Parts until all payments due hereunder have been made in full to Seller.

        5.5 IMPORT DUTIES SALES TAXES. Buyer will pay all import duties and sales taxes levied on the Parts and Records by the taxing authorities in the port of entry.

Section 6.  Default

        6.1 The occurrence of any of the following shall constitute a "Default" and shall be a material breach of this Agreement.

               (a) Buyer's failure to make a payment on the date provided herein (with a ten [10] day grace period), or to have the required insurance in full force and effect at all times, for which no notice to Buyer is required.

               (b) Buyer's failure to observe or perform any of its other obligations hereunder and its failure to cure the same within ten (10) days after written notice thereof to Buyer. If such failure by its nature can be cured, and provided Buyer shall have commenced to cure such Default within said ten (10)
                    days and proceeds with all due diligence, deliberate speed and good faith to cure such Default. Seller shall waive such Default.

               (c) If any representation or warranty of Buyer herein shall prove to be untrue in a material respect.

               (d) Buyer suspends or discontinues business or sells or otherwise disposes of all or substantially all of its assets.

               (e) If Buyer shall consent to the appointment of a receiver, trustee or liquidator of itself or of a substantial part of its assets or property, or shall make a general assignment for the benefit of creditors, or shall file a petition in bankruptcy, or a petition or an answer seeking reorganization in a proceeding under any bankruptcy law (as now or hereafter in effect other than a proceeding known as a "prepackaged bankruptcy" instituted by the Buyer in which the sole impaired class of creditors is the holders of the Buyer's 8% Convertible Subordinated Debentures), or an answer admitting the material allegations of a petition filed against the Buyer in any such proceedings, or shall by petition, answer or consent, seek relief under the provisions of any other now existing or future bankruptcy or other similar law providing for the reorganization or winding up of corporations, or an agreement, composition or extension or adjustment with its creditors.

               (f) If an order, judgment or decree shall be entered by a court of competent jurisdiction appointing, without the consent of the Buyer, a receiver, trustee or liquidator of the Buyer or of any substantial part of its property, or any substantial part of the Buyer properties shall be sequestered, and any such order, judgment or decree of appointment or sequestration shall remain in full force un-dismissed, un-stayed, or un-vacated for a period of sixty (60) days after the date of entry thereof.

               (g) If a petition against Buyer in proceedings under the bankruptcy laws or other insolvency laws (as now or hereafter in effect) shall be filed, and any decree or order adjudging the Buyer a bankrupt or insolvent in such proceeding shall remain in force un-dismissed or un-stayed for a period of sixty (60) days after such adjudication, or in case the approval of such petition as filed or amended shall be approved by such court as properly filed and such approval shall not be withdrawn or the proceeding under any provision of any law providing for reorganization or winding up of corporations which may apply to the Buyer, or any court orders control of the Buyer or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, un-stayed or un-terminated for a period of sixty (60) days.

        6.2 IN THE EVENT OF SUCH DEFAULT, and while such Default continues Seller, at its option (in addition to such other rights and remedies which Seller may have), may terminate this Agreement by giving notice to the Buyer. If Seller so terminates this Agreement, Buyer shall forthwith deliver possession of the Parts to Seller at any location designated by Seller in the Southeastern United States and Seller shall be authorized to enter on any premises where the Parts may be located and to retake possession and to remove the Parts from said premises without liability of any kind on the part of Seller.

        6.3 Seller may, at its option, in addition to all other rights as herein set forth and all other rights granted in law or in equity after a Default by Buyer hereunder, sell the Parts to any third party upon such terms and conditions as Seller may reasonably determine, and apply the proceeds therefrom for the account of Buyer to the amounts due to Seller as provided herein. The total proceeds of such sale, to the extent payment is received by Seller, less Seller's reasonable expenses incurred in connection therewith, including all reasonable attorney fees and expenses, shall be applied to the total amount due to Seller as provided herein, and Buyer shall pay to Seller immediately any deficiency. If any surplus remains following such applications, such surplus shall be remitted to the Buyer.

        6.4 Seller may at its election waive any Default and its consequences and rescind and annul such notice to Buyer in writing at its sole option to that effect, and thereupon the respective rights of the parties shall be as they would have been if no Default had occurred and no such notice had been given. Notwithstanding the provision of this Article, it is expressly understood and agreed by Buyer that time is of the essence with regard to Buyer's obligations under this Agreement and that no waiver, rescission or annulment shall extend to or affect any other or subsequent Default or impair any rights or remedies consequent thereon.

Section 7.  Miscellaneous.

        7.1 BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon Buyer and Seller and their respective successors and assigns.

        7.2 GOVERNING LAW. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Florida.

        7.3 HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        7.4 NOTICES. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States mail, first class, registered or certified, return receipt requested, with proper postage prepaid, or sent by facsimile as follows:

               (a)  If to Seller, addressed to:

                    Paxford Int'l, Inc.
                    10 Paxford Lane
                    Scarsdale, New York 10583
                    Attention: Mr. Antonio Novena, President


               (b)  If to Buyer, addressed to:

                    International Airline Support Group, Inc.
                    3108 Piedmont Road, Suite 235
                    Atlanta, Georgia 30305
                    Attention: Mr. Alexius A. Dyer, III
                    fax (404) 233-0088

        7.5 SURVIVAL. All representations, warranties, covenants and agreements made by each of the parties hereto shall survive the closing of the transactions contemplated hereunder.

        7.6 EXPENSES. Each party hereto shall bear its own direct and indirect expenses incurred by such party in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

        7.7 REMEDIES CUMULATIVE. Any right, power or remedy provided under this Agreement to any party hereto shall be cumulative and in addition to any other right, power or remedy provided under this Agreement or now or hereafter existing at law or in equity. No course of dealing between or among the parties hereto or any delay or failure on the part of any party in exercising any rights hereunder or at law or in equity shall operate as a waiver of any rights of such party, except to the extent expressly waived in writing by such party.

        7.8 FACSIMILE SIGNATURE. The parties shall exchange facsimile signed copies of this agreement which shall have the same force and effect as an originally executed document, until such time as the parties can exchange original signed documents.

        7.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

        7.10 ENTIRE AGREEMENT. This Agreement is intended by the parties hereto to be final expression of their agreement and is the complete and exclusive statement of the terms thereof notwithstanding any representation or statements to the contrary heretofore made. This Agreement may be modified only by a written instrument signed by each of the parties hereto.

        IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.


PAXFORD INT'L, INC.                   International Airline Support Group, Inc.



By:                                   By:
   -----------------------------         ------------------------------

Name:                                 Name:
     ---------------------------           ----------------------------

its                                   its
   -----------------------------         ------------------------------

                                   EXHIBIT "A"

Parts Inventory 18 pages provided by Pt. Garuda Indonesia
                               TO BE INSERTED HERE

                                   EXHIBIT "B"

                                 Excluded Parts

        All of the nose cowls and thrust reversers listed on the PT. Garuda 18 page Parts Inventory referred to Exhibit "A" or if unlisted that are delivered to the Seller and/or the Buyer at Jakarta, Indonesia by Pt. Garuda Indonesia. All other parts received at delivery in Jakarta, Indonesia shall be deemed to be sold to Buyer subject to the terms of this Agreement.

                                   EXHIBIT "C"
                                      Parts
                                  BILL OF SALE

        FOR GOOD AND VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, Paxford Int'l Inc., (the "Seller") does hereby grant, bargain, sell and deliver to International Airlines Support Group, Inc. ("Buyer") its successors and assigns the Parts and related Records, less Excluded Parts and related Records, pursuant to an Aircraft Parts Purchase Agreement dated May 16th, 1996 by and between Seller and Buyer consisting of Parts delivered to Buyer ____________________________, as of the __________ day of ____________,
1996 consisting of numerous parts for the McDonnell Douglas DC9 aircraft "as is where is" without warranty or representation of any kind or nature other than title to the Parts.

        To have and to hold singularly the said Parts and Records into the Buyer, its successors and assigns, for its and their own use, forever.

        The Seller hereby warrants that the Seller is the owner and holder of, and has good title to, the Parts and Records and that there is hereby conveyed to Seller on the date hereof good title to the Parts free and clear of all liens, claims and encumbrances (other than liens created by or through the Buyer) and that the Seller shall defend such title against all persons whomsoever (other than any person claiming by or through the Buyer).

        IN WITNESS WHEREOF, the Seller has caused this Bill of Sale to be executed on its behalf by a duly authorized officer on this ________ day of ____________________________, 1996.

Paxford Int'l Inc.


By:
   --------------------------------
Title:
      -----------------------------

                                   EXHIBIT "D"

                    Certificate of Inspection and Acceptance

        Pursuant to the terms of an AIRCRAFT PARTS PURCHASE AGREEMENT ("Agreement"), entered into as of this 16th day of May, 1996, between PAXFORD INT'L, INC., (the "Seller"), and International Airline Support Group, Inc. (the "Buyer") for the purchase of an inventory of aircraft Parts and related Records, identified on an 18 page Parts Inventory attached to the Agreement prepared by Pt. Garuda Indonesia a/k/a Garuda Airlines, the Buyer does hereby acknowledge that it has inspected the Parts and related Records and does hereby accept the Parts and related Records under the terms of the Agreement.

Accepted this ____________ day of May, 1996.


International Airlines Support Group, Inc.


By:
   ----------------------------------
its
   ----------------------------------